UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 22, 2023
NELNET, INC.
(Exact name of registrant as specified in its charter)

Nebraska	001-31924	84-0748903
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

121 South 13th Street, Suite 100
Lincoln,	Nebraska	68508
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (402) 458-2370
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, Par Value $0.01 per Share	NNI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                    ☐

Item 8.01 Other Events.
On March 22, 2023, each of Nelnet Servicing, LLC (“Nelnet Servicing”) and Great Lakes Educational Loan Services, Inc. (“Great Lakes”), both subsidiaries of Nelnet, Inc. (the “Company”), received Modifications of Contract with an effective date of April 1, 2023 (collectively the “Modifications”) with the United States Department of Education (the “Department”). Such modifications outline the Department's intent to amend the student loan servicing contracts between the Department and each of Nelnet Servicing and Great Lakes (the “Servicing Contracts”) to reduce the current prices earned by Nelnet Servicing and Great Lakes under the Servicing Contracts. Under the Servicing Contracts, Nelnet Servicing and Great Lakes earn a monthly fee from the Department for each unique borrower they service on behalf of the Department. The Modifications reduce the monthly fee by $0.19 per borrower. As of December 31, 2022, Nelnet Servicing and Great Lakes were servicing student loans for 15.8 million borrowers under their contracts.
On March 23, 2023, the Company issued a press release announcing a reduction in staff due to the Modifications and the previously disclosed transfer of Department servicing borrowers to another servicer. In February 2023, the Department notified the Company of its intention to transfer up to one million borrowers of the Company's existing Department servicing borrowers to another servicer. The transfer of these borrowers, which was not based on the Company's performance, is scheduled to occur over the next few months.
Approximately 550 associates who work in the Loan Servicing and Systems operating segment, including some in related shared services areas that support the Loan Servicing and Systems operating segment, were notified their positions are being eliminated. The Company will record a charge of up to $5 million in fiscal year 2023 related to the staff reductions, and we anticipate the majority of the charge will be recognized in the three months ending March 31, 2023.
A copy of the press release is furnished as Exhibit 99.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. The following exhibits are filed or furnished as part of this report:

Exhibit No.	Description

99.1*	Press release dated March 23, 2023 - "Nelnet Announces Reduction of Staff Due to Contract Changes Impacting Student Loan Servicing."

104**	Cover Page Interactive Data File (formatted as Inline XBRL and included as Exhibit 101).

*	Furnished herewith
**	Filed herewith
Forward-looking and cautionary statements
This report and Exhibit 99.1 hereto contain forward-looking statements within the meaning of federal securities laws. The words “anticipate,” “assume," "believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” "scheduled," “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward looking statements. These statements are based on management’s current expectations as of the date of this report and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to, risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the Company under the existing Servicing Contracts with the Department, as amended by the Modifications, and any future servicing contracts with the Department, which current contracts accounted for 32 percent of the Company's revenue in 2022, risks that the current Servicing Contracts, as amended by the Modifications, will not be extended beyond December 14, 2023, risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's procurement processes, risks that the Company may not be successful in obtaining any of such potential new contracts, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, Federal Family Education Loan Program, and private education and consumer loans. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the Company with the Securities and Exchange Commission. Although the Company may voluntarily update or revise its forward-looking statements from time to time to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
NELNET, INC.
Date: March 23, 2023                By:    /s/ JAMES D. KRUGER
Name:    James D. Kruger
Title:    Chief Financial Officer